Exhibit 99.1

tyler@awaysiscapital.com
Cc: Claude Stuart <stuaent@gmail.com>, Dr. Andrew Trumbach <andrew@awaysiscapital.com>
Subject: Resignation from the Board of Directors

Dear Members of the Board,

After careful consideration, and in the interest of preserving both the Company's forward momentum and my professional integrity, I have decided to step down from my position as Director, effective immediately.

This decision follows the concerns I have previously raised regarding governance processes, execution discipline, and the continued delays surrounding critical regulatory filings. As a director personally invested alongside other shareholders, my focus has consistently been on timely compliance, operational accountability, and advancing the Company toward its stated objectives.

For the benefit of shareholders, I strongly urge the Board to prioritize and complete the finalization and filing of the S-1/S-11 within thirty (30) days of the date of this letter, together with:

- Clearly defined internal deliverable timelines and accountability mechanisms
- A structured communication cadence regarding regulatory progress
- Strengthened governance processes to support disciplined execution

The Company's credibility in the capital markets will depend significantly on meeting these obligations within a defined timeframe.

I remain hopeful that the Company will successfully meet its objectives and deliver value to its shareholders.

I wish the Board and management well in moving the Company forward.

Sincerely,

Lisa-Marie Iannitelli

LisaMarie.iann@gmail.com
Mobile: +1.305.497.3618